[CONFORMED COPY]

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                                CREDIT AGREEMENT

                                   dated as of

                                January 26, 2000

                                      among

                             DELHAIZE AMERICA, INC.,

                            The LENDERS Party Hereto,

                                       and

                   MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
                             as Administrative Agent


                    $2,500,000,000 364-DAY TERM LOAN FACILITY


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                          J.P. MORGAN SECURITIES INC.,
                         as Lead Arranger and Bookrunner

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                             BANK OF AMERICA, N.A.,
                                 CITIBANK, N.A.
                                       and
                           WACHOVIA SECURITIES, INC.,
                                 as Co-Arrangers

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


                                TABLE OF CONTENTS

                             ----------------------

                                                                            PAGE

                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01.  Defined Terms...................................................2
SECTION 1.02.  Classification of Loans and Borrowing..........................24
SECTION 1.03.  Terms Generally................................................24
SECTION 1.04.  Accounting Terms; GAAP.........................................25

                                    ARTICLE 2
                                   THE CREDITS

SECTION 2.01.  Commitments....................................................26
SECTION 2.02.  Loans and Borrowings...........................................26
SECTION 2.03.  Requests for Borrowing.........................................26
SECTION 2.04.  Reserved.......................................................27
SECTION 2.05.  Funding of Borrowings..........................................27
SECTION 2.06.  Interest Elections.............................................28
SECTION 2.07.  Termination and Reduction of Commitments.......................29
SECTION 2.08.  Repayment of Loans; Evidence of Debt...........................30
SECTION 2.09.  Mandatory and Optional Prepayment of Loans.....................31
SECTION 2.10.  Fees...........................................................32
SECTION 2.11.  Interest.......................................................32
SECTION 2.12.  Alternate Rate of Interest.....................................33
SECTION 2.13.  Increased Costs................................................34
SECTION 2.14.  Break Funding Payments.........................................35
SECTION 2.15.  Taxes..........................................................36
SECTION 2.16.  Payments Generally; Pro Rata Treatment;
                   Sharing of Set-offs........................................37
SECTION 2.17.  Mitigation Obligations; Replacement of Lenders.................39

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

SECTION 3.01.  Organization; Powers...........................................40
SECTION 3.02.  Authorization; Enforceability..................................40
SECTION 3.03.  Governmental Approvals; No Conflicts...........................41
SECTION 3.04.  Financial Condition; No Material Adverse Change................41
SECTION 3.05.  Properties.....................................................42
SECTION 3.06.  Litigation and Environmental Matters...........................42




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                                                                            PAGE

SECTION 3.07.  Compliance with Laws and Agreements............................43
SECTION 3.08.  Investment and Holding Company Status..........................43
SECTION 3.09.  Taxes..........................................................43
SECTION 3.10.  ERISA..........................................................43
SECTION 3.11.  Disclosure.....................................................43
SECTION 3.12.  Margin Stock...................................................44
SECTION 3.13.  No Burdensome Restrictions.....................................44
SECTION 3.14.  Subsidiaries...................................................44
SECTION 3.15.  Solvency.......................................................44
SECTION 3.16.  Year 2000 Matters..............................................44
SECTION 3.17.  Acquisition Documents..........................................45

                                    ARTICLE 4
                              CONDITIONS TO FUNDING

SECTION 4.01.  Effective Date.................................................45
SECTION 4.02.  First Credit Event.............................................46
SECTION 4.03.  Each Credit Event..............................................48

                                    ARTICLE 5
                              AFFIRMATIVE COVENANTS

SECTION 5.01.  Financial Statements and Other Information.....................48
SECTION 5.02.  Notices of Material Events.....................................50
SECTION 5.03.  Existence; Conduct of Business.................................50
SECTION 5.04.  Payment of Obligations.........................................51
SECTION 5.05.  Maintenance of Properties; Insurance...........................51
SECTION 5.06.  Books and Records; Inspection Rights...........................51
SECTION 5.07.  Compliance with Laws and Material Contractual
                   Obligations................................................51
SECTION 5.08.  Use of Proceeds................................................52
SECTION 5.09.  Change in Ratings..............................................52
SECTION 5.10.  Copies of Other Bank Agreements................................52

                                    ARTICLE 6
                               NEGATIVE COVENANTS

SECTION 6.01.  Liens..........................................................52
SECTION 6.02.  Indebtedness of Subsidiaries...................................53
SECTION 6.03.  Fundamental Changes............................................54
SECTION 6.04.  Investments, Loans, Advances, Guarantees and
                   Acquisitions; Hedging Agreements...........................55




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                                                                            PAGE

SECTION 6.05.  Transactions with Affiliates...................................56
SECTION 6.06.  Reserved.......................................................56
SECTION 6.07.  Fixed Charges Coverage.........................................57
SECTION 6.08.  Ratio of Consolidated Adjusted Debt to Consolidated
                   EBITDAR....................................................57
SECTION 6.09.  Limitation on Sales of Assets..................................58
SECTION 6.10.  Modifications to Acquisition Documents.........................59
SECTION 6.11.  Restrictions Affecting Subsidiaries............................59

                                    ARTICLE 7
                                EVENTS OF DEFAULT

SECTION 7.01.  Events of Default..............................................59

                                    ARTICLE 8
                            THE ADMINISTRATIVE AGENT

SECTION 8.01.  The Administrative Agent.......................................62

                                    ARTICLE 9
                                  MISCELLANEOUS

SECTION 9.01.  Notices........................................................64
SECTION 9.02.  Waivers; Amendments............................................65
SECTION 9.03.  Expenses; Indemnity; Damage Waiver.............................66
SECTION 9.04.  Successors and Assigns.........................................67
SECTION 9.05.  Survival.......................................................69
SECTION 9.06.  Counterparts; Integration; Effectiveness.......................70
SECTION 9.07.  Severability...................................................70
SECTION 9.08.  Right of Setoff................................................70
SECTION 9.09.  Governing Law; Jurisdiction; Consent of Service of
                   Process....................................................71
SECTION 9.10.  WAIVER OF JURY TRIAL...........................................71
SECTION 9.11.  Headings.......................................................72
SECTION 9.12.  Confidentiality................................................72
SECTION 9.13.  Interest Rate Limitation.......................................73

                                   ARTICLE 10
                    PROVISIONS RELATING TO THE REORGANIZATION

SECTION 10.01.  Consent to Reorganization.....................................73





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                                   SCHEDULES:

Schedule 2.01     Commitments
Schedule 3.06     Disclosed Matters
Schedule 3.14     Subsidiaries
Schedule 6.01     Existing Liens


                                    EXHIBITS:

Exhibit A         Form of Assignment and Acceptance
Exhibit B         Form of Opinion of Borrower's Counsel - First Borrowing Date




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         CREDIT AGREEMENT dated as of January 26, 2000, among DELHAIZE AMERICA,
INC., the LENDERS party hereto and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Administrative Agent.

         The parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

         "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

         "Acquisition" means the Merger and all other transactions contemplated by the Acquisition Documents to be consummated on or before the First Borrowing Date.

         "Acquisition Date" means the date of consummation of the Acquisition.

         "Acquisition Documents" means the Merger Agreement, including the exhibits and schedules thereto, and all agreements, documents and instruments executed and delivered pursuant thereto or in connection therewith.

         "Acquisition Sub" means FL Acquisition Sub, Inc., a Maine corporation.

         "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

         "Administrative Agent" means Morgan, in its capacity as administrative agent for the Lenders hereunder.

         "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

         "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.




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         "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Base CD Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime
Rate, the Base CD Rate or the Federal Funds Effective Rate, respectively.

         "Amortization" means for any period the sum of all amortization expenses of the Borrower and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP.

         "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

         "Applicable Rate" means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread", "Eurodollar Spread" or "Commitment Fee Rate", as the case may be, based upon the ratings by Moody's and S&P, respectively, applicable on such date to the Index Debt:


S&P/Moody's                  ABR         Eurodollar        Commitment
Index Debt Ratings:        Spread          Spread           Fee Rate
---------------------------------------------------------------------
Category 1
A-/A3 or higher..........    .0%            .50%              .09%
Category 2
BBB+/Baa1................    .0%            .625%             .10%
Category 3
BBB/Baa2.................    .0%            .75%              .125%
Category 4
BBB-/Baa3................    .25%          1.25%              .175%
Category 5
BB+/Ba1..................    .75%          1.75%              .30%
------------------------- -----------------------------------------
Category 6
Below....................   1.25%          2.25%              .50%
========================= =========================================

         In addition,




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          (a)  On any date on which:

          (x) (i) the sum of (1) the aggregate principal amount of loans outstanding under the 5-Year Agreement (if the 5-Year Agreement is in effect on such date) plus (2) the aggregate principal amount of loans outstanding under the 364-Day Credit Agreement (if the 364-Day Credit Agreement is in effect on such date) plus (3) the aggregate principal amount of Loans outstanding hereunder, in each case on such date, exceeds 33% of the sum of (1) the aggregate amount of the commitments under the 5-Year Agreement (or, if the commitments under the 5- Year Agreement (if the 5-Year Agreement is in effect on such date) shall have terminated, the aggregate principal amount of loans outstanding thereunder) plus (2) the aggregate amount of the commitments under the 364-Day Credit Agreement (if the 364-Day Credit Agreement is in effect on such date) (or, if the commitments under the 364-Day Credit Agreement shall have terminated, the aggregate principal amount of loans outstanding thereunder) plus
(3) the aggregate Commitments hereunder (or, if the Commitments hereunder (or if the Commitments hereunder shall have terminated, the aggregate principal amount of Loans outstanding hereunder), in each case on such date and (ii) Category 1 ratings, Category 2 ratings or Category 3 ratings are applicable on such date

          or

         (y) any Loans are outstanding hereunder (regardless of which Category ratings are applicable on such date),

          the "ABR Spread" and the "Eurodollar Spread" will each be increased by .125%; provided that on any date on which the events in clause (x) and clause
(y) are both in effect, the "ABR Spread" and the "Eurodollar Spread" will each be increased by .125%; and

         (b) On any date on or after the date that falls six months after the First Borrowing Date, the "ABR Spread" and the "Eurodollar Spread" will each be increased by .375% (regardless in each case of which Category ratings are applicable on such date).

         For purposes of the foregoing, (i) if either Moody's or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 6; (ii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the lower of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to




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the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

         "Asset Sale" means any sale, lease or other disposition (including any such transaction effected by way of merger or consolidation) by the Borrower or any of its Subsidiaries of any asset, including without limitation any sale-leaseback transaction, whether or not involving a capital lease, but excluding (i) dispositions in the ordinary course of business of inventory, (ii) dispositions of Cash Equivalents and cash payments otherwise permitted under this Agreement, (iii) dispositions to the Borrower or a Subsidiary, (iv) dispositions constituting mergers or consolidations permitted by Section 6.03,
(v) dispositions constituting Investments permitted by Section 6.04, (vi) dispositions of obsolete, unused or worn out equipment, (vii) dispositions of assets not described in clauses (i) through (vi) hereof in any single transaction or series of related transactions so long as the Net Cash Proceeds therefrom do not exceed $1,000,000, and (viii) any disposition of assets not described in clauses (i) through (vii) hereof consummated in any Fiscal Year, but only to the extent that the Net Cash Proceeds therefrom, together with the Net Cash Proceeds of all other dispositions consummated in such Fiscal Year and not constituting an "Asset Sale" by reliance on this clause (viii), do not exceed $5,000,000.

         "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

         "Base CD Rate" means the sum of (a) the Three-Month Secondary CD Rate multiplied by the Statutory Reserve Rate plus (b) the Assessment Rate. As used in this definition, "Assessment Rate" means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as "well-capitalized" and within supervisory subgroup




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



"B" (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in Dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.

         "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

         "Borrower" means Delhaize America, Inc., a North Carolina corporation.

         "Borrowing" means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

         "Borrowing Request" means a request by the Borrower for a Borrowing in accordance with Section 2.03.

         "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

         "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

         "Capital Stock" means any capital stock of the Borrower or any Consolidated Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

         "Capitalized Lease" means any lease which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.




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         "Cash Equivalents" means:

          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least P-1 by Moody's or A-1 by S&P;

          (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

          (d) investments consisting of cash deposits in operating accounts maintained by the Borrower or any Subsidiary; and

          (e) repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above.

         "Change in Control" means (a) the failure of Delhaize Belgium or any wholly-owned subsidiary of Delhaize Belgium to own, directly or indirectly, beneficially or of record, shares representing more than a majority of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group other than Delhaize Belgium or any wholly-owned subsidiary of Delhaize Belgium.

         "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

         "Charges" has the meaning set forth in Section 9.13.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Commitment" means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.

         "Consolidated" means, when used in connection with any defined term, and not otherwise defined, such term as it applies to the Borrower and its Subsidiaries on a consolidated basis, after eliminating all intercompany items.

         "Consolidated Adjusted Debt" means at any date (i) the Debt of the Borrower and its Consolidated Subsidiaries plus (ii) 8 times Rentals (but excluding any payments with respect to a Capital Lease to the extent such Capital Lease is included in clause (i)) payable by the Borrower and its Consolidated Subsidiaries for the period of four consecutive Fiscal Quarters ended on or most recently prior to such date, determined on a consolidated basis as of such date.

         "Consolidated EBITDAR" for any period means the sum of (i) Consolidated Net Income for such period plus, in each case to the extent deducted in determining such Consolidated Net Income and without duplication, (ii) Consolidated Depreciation expenses of the Borrower and its Consolidated Subsidiaries, (iii) Consolidated Amortization expenses of the Borrower and its Consolidated Subsidiaries, (iv) all federal, state, local and foreign income taxes of the Borrower and its Consolidated Subsidiaries, and (v) Consolidated Fixed Charges.

         "Consolidated Fixed Charges" for any period means, without duplication, on a consolidated basis the sum of (i) all Rentals payable during such period by the Borrower and its Consolidated Subsidiaries, and (ii) Consolidated Interest Expense for such period.




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



         "Consolidated Interest Expense" for any period means interest, whether expensed or capitalized, in respect of Debt of the Borrower or any of its Consolidated Subsidiaries outstanding during such period.

         "Consolidated Net Income" for any period means the gross revenues of the Borrower and its Consolidated Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

          (a) any unusual or extraordinary gains or losses on the sale or other disposition of investments (excluding Cash Equivalents) or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

          (b)   the proceeds of any life insurance policy;

          (c) net earnings and losses of any Consolidated Subsidiary accrued prior to the date it became a Consolidated Subsidiary;

          (d) net earnings and losses of any corporation (other than a Consolidated Subsidiary and subject to Section 1.04) substantially all the assets of which have been acquired in any manner by the Borrower or any Consolidated Subsidiary, realized by such corporation prior to the date of such acquisition;

          (e) net earnings and losses of any corporation (other than a Consolidated Subsidiary and subject to Section 1.04(b)) with which the Borrower or a Consolidated Subsidiary shall have consolidated or which shall have merged into or with the Borrower or a Consolidated Subsidiary prior to the date of such consolidation or merger;

          (f) net earnings and losses of any business entity (other than a Consolidated Subsidiary) in which the Borrower or any Consolidated Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Consolidated Subsidiary in the form of cash distributions;

          (g) any portion of the net earnings and losses of any Consolidated Subsidiary which for any reason is unavailable for payment of dividends to the Borrower or any other Consolidated Subsidiary;





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          (h)   earnings resulting from any reappraisal, revaluation or
         write-up of assets;

          (i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

          (j)   any gain arising from the acquisition of any Capital Stock;

          (k) any reversal of any contingency reserve except to the extent that provision for such contingency reserve shall have been made from income arising during such period; provided, however, that any reversal of a contingency reserve from a prior period shall only be excluded from Consolidated Net Income to the extent that the aggregate amount of such reversals exceeds $10,000,000 during the immediately preceding four Fiscal Quarters; and

          (l)   any other unusual or extraordinary gain or loss.

         "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

         "Consolidated Total Assets" means at any time the total assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries.

         "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

         "Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Loans at such time.

         "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person

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evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the ordinary course of business, (iv) all Capital Lease Obligations, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (ix) all Debt of others Guaranteed by such Person.

         "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

         "Delhaize Belgium" means Etablissements Delhaize Freres et Cie "Le Lion" S.A., a Belgian corporation.

         "Depreciation" means for any period the sum of all depreciation expenses of the Borrower and its Consolidated Subsidiaries for such period, as determined in accordance with GAAP.

         "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed on Schedule 3.06.

         "Dollars" or "$" refers to lawful money of the United States of America.

         "Effective Date" means the date on which the conditions specified in
Section 4.01 are satisfied (or waived in accordance with Section 9.02).

         "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters.

         "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law,
(b) the generation, use, handling, transportation, storage, treatment or disposal of any

Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

         "Equity Issuance" means any issuance of equity securities (including any Redeemable Preferred Stock or other preferred equity securities) by the Borrower or a Subsidiary, other than (i) equity securities issued to the Borrower or a Subsidiary, (ii) common stock of the Borrower issued as consideration for the Acquisition, (iii) equity securities issued to officers and directors of the Borrower pursuant to the exercise of stock options held by such Persons so long as the Net Cash Proceeds therefrom do not exceed $5,000,000 and (iv) equity securities issued pursuant to employee benefit plans in the ordinary course of business.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under
Section 414 of the Code.

         "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

         "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

         "Event of Default" has the meaning assigned to such term in Article 7.

         "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender's failure or inability to comply with
Section 2.15(e), except to the extent that such Foreign Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a).

         "Existing Public Debt" means the Borrower's $150,000,000 aggregate principal amount of 7.55% Notes due 2007 and its $150,000,000 aggregate principal amount of 8.05% Notes due 2027.

         "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

         "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

         "First Borrowing Date" means the date of the first Borrowing hereunder.

         "Fiscal Quarter" means any fiscal quarter of the Borrower.

         "Fiscal Year" means any fiscal year of the Borrower.

         "5-YearAgreement" means the $500,000,000 5-Year Revolving Credit Agreement dated as of January 26, 2000 among the Borrower, the lenders party thereto and Morgan, as administrative agent, as amended from time to time.

         "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

         "GAAP" means generally accepted accounting principles in the United States of America.

         "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

         "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

         "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

         "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding current accounts payable incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

         "Indebtedness Incurrence" means the incurrence of Indebtedness by the Borrower or any of its Subsidiaries, other than (i) Indebtedness of the Borrower under the 364-Day Credit Agreement or the 5-Year Credit Agreement, (ii) Indebtedness of the Borrower incurred pursuant to uncommitted existing lines of credit in existence on the Effective Date in an aggregate principal amount outstanding at any time not in excess of $90,000,000 and maturing no more than 30 days after the date of incurrence thereof, (iii) Indebtedness of the Borrower consisting of Capital Lease Obligations, (iv) Indebtedness of the Borrower secured by a Lien permitted by Section 6.01(d) and (v) Indebtedness of any Subsidiary permitted by Section 6.02.

         "Indemnified Taxes" means Taxes other than Excluded Taxes.

         "Indemnitee" has the meaning set forth in Section 9.03(b).

         "Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person (other than Subsidiaries) or subject to any other credit enhancement.

         "Information" has the meaning set forth in Section 9.12.

         "Interest Election Request" means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

         "Interest Payment Date" means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period.

         "Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and
(iii) any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

         "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

         "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

         "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

         "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

         "Major Casualty Proceeds" means (i) the aggregate insurance proceeds received in connection with one or more related events by the Borrower or any of its Subsidiaries under any insurance policy maintained by the Borrower or any of its Subsidiaries covering losses with respect to tangible real or personal property or improvements (including coverage for losses from business interruption) or (ii) any award or other cash compensation with respect to any one or more related condemnations of property (or any transfer or disposition of property in lieu of condemnation) received by the Borrower or any of its Subsidiaries if, in the case of either clause (i) or (ii), the amount of such aggregate insurance proceeds or award or other cash compensation exceeds $15,000,000.

         "Majority Lenders" means, at any time, Lenders having Commitments representing more than 50% of the aggregate amount of the Commitments at such time (or, if the Commitments shall have terminated, Lenders holding Credit Exposures representing more than 50% of the total Credit Exposures at such time).

         "Material Adverse Change" means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

         "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.

         "Material Indebtedness" means Indebtedness, or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

         "Maturity Date" means the date that falls 364 days after the First Borrowing Date.

         "Maximum Rate" has the meaning set forth in Section 9.13.

         "Medium Term Notes" means the medium term notes of the Borrower having interest rates ranging from 8.40% to 8.73% with due dates ranging from 2000 to 2006 and having an aggregate principal balance of $123,300,000.

         "Merger" means the merger of Acquisition Sub with and into the Target (with the Target as the surviving Person) pursuant to the Merger Agreement on the First Borrowing Date concurrently with the making of the initial Loans hereunder, thereby consummating the Acquisition.

         "Merger Agreement" means the Agreement and Plan of Merger dated as of August 17, 1999, as amended by Amendment No. 1 dated as of November, 1999 to be effective as of August 17, 1999, among the Borrower, Acquisition Sub and the Target.

         "Minority Interests" means any shares of stock of any class of a Consolidated Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Borrower and/or one or more of its Consolidated Subsidiaries.

         "Moody's" means Moody's Investors Service, Inc.

         "Morgan" means Morgan Guaranty Trust Company of New York.

         "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "Net Cash Proceeds" means, with respect to any Reduction Event, an amount equal to the cash proceeds received by the Borrower or any of its Subsidiaries from or in respect of such Reduction Event (including any cash proceeds received as interest or similar income on, or other cash proceeds of, any noncash proceeds of any Asset Sale, but only as and when received), less (a) any out-of-pocket fees, costs and expenses incurred by such Person in respect of such Reduction Event and (b) if such Reduction Event is an Asset Sale, (i) any taxes actually paid or to be payable by such Person (as estimated by the chief financial officer or chief accounting officer of the Borrower, giving effect to the overall tax position of the Borrower) in respect of such Asset Sale, including any taxes resulting from the transfer of the proceeds of such sale to such Person, (ii) the amount of all Indebtedness secured by any assets subject to such Asset Sale and subject to mandatory prepayment or repayment as a result of such Asset Sale and (iii) the amount of any reserves established by the Borrower and its Subsidiaries to fund contingent liabilities payable by the Borrower and its Subsidiaries attributable to such Asset Sale (as estimated by the chief financial officer or chief accounting officer of the Borrower) including, without limitation, liabilities under any indemnification obligations, environmental liabilities and liabilities with respect to employee benefit plans and other post retirement benefit liabilities, in each case associated with such Asset Sale, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Cash Proceeds). Solely for purposes of calculating Net Cash Proceeds pursuant to this definition, a "Reduction Event" shall include any disposition of assets not constituting an "Asset Sale" by reliance on clauses
(vii) and (viii) of the definition thereof and any issuance of equity securities not constituting an "Equity Issuance" by reliance on clause (iii) of the definition thereof.

         "Operating Lease" means any lease other than a Capitalized Lease.

         "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

         "Participant" has the meaning set forth in Section 9.04(e).

         "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

         "Permitted Encumbrances" means:

          (a) Liens imposed by law for taxes, assessments and other governmental charges that are not yet due or are being contested in compliance with
         Section 5.04;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlords' and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

          (c) Liens granted to a landlord pursuant to a lease to secure the obligations of the lessee under such lease which apply only to property or assets of the lessee located at the leased premises;

          (d) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds (so long as, with respect to any such appeal bonds posted with respect to any judgment, no Event of Default then exists under Section 7(k)), performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (f) judgment liens provided no Event of Default then exists under Section 7(k); and

          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary.

         "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the

Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "Prime Rate" means the rate of interest per annum publicly announced from time to time by Morgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

         "Redeemable Preferred Stock" of any Person means any preferred stock issued by such Person which is at any time prior to the Maturity Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or
(ii) redeemable at the option of the holder thereof.

         "Reduction Event" means (i) any Asset Sale, (ii) any Indebtedness Incurrence, (iii) any Equity Issuance or (iv) the receipt by the Borrower or any Subsidiary of Major Casualty Proceeds, provided that clause (iv), so long as no Default has occurred and is continuing, shall not give rise to a Reduction Event to the extent that (x) within 5 Business Days after receipt of the related Major Casualty Proceeds, the Borrower shall have delivered to the Agent the certificate referred to in Section 5.01(f) with respect thereto and (y) within 180 days after receipt of the related Major Casualty Proceeds, the Borrower or a Subsidiary shall have actually expended such Major Casualty Proceeds for the restoration or replacement of the related asset(s) so that the Reduction Event, if any, occurring by reason of the receipt of such Major Casualty Proceeds shall be deemed to occur on (1) the 5th Business Day following receipt thereof, as to the amount thereof, if no certificate with respect thereto has been delivered by the Borrower to the Agent pursuant to Section 5.01(f) and (2) the 180th day following receipt thereof, with respect to 100% of the amount thereof not so expended. The description of any transaction as falling within the above definition does not affect any limitation on such transaction imposed by Article 6 of this Agreement.

         "Register" has the meaning set forth in Section 9.04(c).

         "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

         "Rentals" means and includes as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Borrower or a Consolidated Subsidiary, as lessee or sublessee under an Operating Lease or Capitalized Lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower or a Consolidated Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

         "Reorganization" means the collective reference to the following series of related transactions: The Borrower will create a new direct, wholly-owned subsidiary, to be named Food Lion, Inc. ("New Food Lion"). The Borrower will contribute to New Food Lion substantially all of the assets of the Borrower other than the capital stock of (i) the Target, (ii) FLI Holding Corp., a Delaware corporation ("FLI Holding"), (iii) Risk Management Services, Inc., a North Carolina corporation ("RMS"), (iv) FL Food Lion, Inc., a Florida corporation ("FL Food Lion") and (v) Barnwell, Inc., a Delaware corporation ("Barnwell"). After giving effect to such contribution, New Food Lion, FLI Holding, RMS, FL Food Lion and Barnwell will each be direct wholly-owned subsidiaries of the Borrower. FLI Holding will be merged into the Borrower and Kash n' Karry Food Stores, Inc. will become a direct wholly-owned Subsidiary of the Borrower.

         "Requirement of Law" means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc.

         "Solvent", when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person and its subsidiaries, taken as a whole, will, as of such date, exceed the amount that will be required to pay all "liabilities of such Person and its subsidiaries, taken as a whole, contingent or otherwise", as of such date (as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors) as such debts become absolute and matured, (b) such Person and its subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital with which to conduct their businesses, taking into account the particular capital requirements of such Person and its projected capital requirements and availability and (c) such Person and its subsidiaries, taken as a whole, will be able to pay their debts as they mature, taking into account the timing of and amounts of cash to be received by such Person and its subsidiaries, taken as a whole, and the timing of and amounts of cash to be payable on or in respect of indebtedness of such Person and its subsidiaries, taken as a whole. For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal or equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

         "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject (a) with respect to the Base CD Rate, for new negotiable nonpersonal time deposits in Dollars of over $100,000 with maturities approximately equal to three months and
(b) with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

         "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

         "Subsidiary" means any subsidiary of the Borrower.

         "Stub End Date" has the meaning set forth in Section 1.04(b).

         "Target" means Hannaford Bros. Co., a Maine corporation.

         "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

         "Termination Date" means the earlier of the close of business, New York City time, on the First Borrowing Date or 3:00 p.m., New York City time, on August 17, 2000.

         "364-Day Credit Agreement" means the $500,000,000 364-Day Revolving Agreement dated as of November 19, 1999 among the Borrower, the lenders party thereto and Morgan, as administrative agent, as amended from time to time.

         "Three-Month Secondary CD Rate" means, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business
Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day) or, if such rate is not so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) by the Administrative Agent from three negotiable certificate of deposit dealers of recognized standing selected by it.

         "Transactions" means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof and the consummation of the Acquisition and all other transactions contemplated by the Acquisition Documents.

         "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

         "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

         SECTION 1.02. Classification of Loans and Borrowing. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a

"Eurodollar Loan"). Borrowings also may be classified and referred to by Type (e.g., a "Eurodollar Borrowing").

         SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

         SECTION 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

         (b) For purposes of calculating compliance with Section 6.07 on the last day of any Fiscal Quarter ended on or after the Acquisition Date and prior to the first date (the "Stub End Date") on which four full Fiscal Quarters have begun and ended on or after the Acquisition Date and Section 6.08 on any date on or after the Acquisition Date and prior to the Stub End Date, Consolidated EBITDAR (and each component thereof), Consolidated Fixed Charges (and each component thereof) and Rentals for purposes of determining Consolidated Adjusted Debt for any relevant period shall be adjusted on a pro forma basis as if (i) the Acquisition had been consummated on the first day of such period, (ii) the borrowings to finance the Acquisition (including without limitation the Loans and any loans under the 5-Year Agreement and the 364-Day Credit Agreement) had been made on the first day of such period and (iii) any Indebtedness of the Target and its subsidiaries repaid in connection with the consummation of the Acquisition had been repaid on the first day of such period.

                                    ARTICLE 2
                                   THE CREDITS

         SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender with a Commitment agrees to make one term Loan to the Borrower on the First Borrowing Date in an aggregate principal amount not exceeding such Lender's Commitment. The Commitments are not revolving in nature, and amounts repaid or prepaid may not be reborrowed.

         SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

          (b) Subject to Section 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c) At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $25,000,000 (or, if less, the unused portion of the Commitments).

          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

         SECTION 2.03. Requests for Borrowing. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that the Borrower may request only one Borrowing pursuant to this Section 2.03. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

               (i) the aggregate amount of the requested Borrowing;

              (ii) the date of such Borrowing, which shall be a Business Day;

             (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

              (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

              (v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of
         Section 2.05.

         If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

         SECTION 2.04.  Reserved.

         SECTION 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.

          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at
(i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

         SECTION 2.06. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

               (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

              (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

             (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

              (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

         If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Majority Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

         SECTION 2.07. Termination and Reduction of Commitments. (a) The Commitments shall terminate on the Termination Date (regardless of whether any Loans have been made on the Termination Date).

          (b) On the date on which the Borrower or any of its Subsidiaries receives any Net Cash Proceeds in respect of any Reduction Event, the Commitments shall be reduced by an amount equal to such Net Cash Proceeds; provided that if the Net Cash Proceeds in respect of any Reduction Event is less than $5,000,000, no such reduction shall be required until the Net Cash Proceeds with respect to such Reduction Event, together with the Net Cash Proceeds with respect to all other Reduction Events in respect of which no reduction under this paragraph (b) shall have theretofore been made, is equal to at least $5,000,000.

          (c) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of any Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $25,000,000.

          (d) The Borrower shall notify the Administrative Agent of any mandatory reduction of the Commitments under paragraph (b) of this Section or any election to terminate or reduce the Commitments under paragraph (c) of this Section, in each case at least three Business Days prior to the effective date of such termination or reduction, specifying such mandatory reduction or such election, as the case may be, and, in the case of any such election, the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of election to terminate the Commitments as permitted under paragraph (c) delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

         SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender with a Commitment the then unpaid principal amount of such Lender's Loans on the Maturity Date.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

          (d) The entries made in the accounts maintained pursuant to paragraph
(b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

         SECTION 2.09. Mandatory and Optional Prepayment of Loans. (a) On the date on which the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds in respect of any Reduction Event, the Borrower shall prepay Loans in an aggregate amount equal to such Net Cash Proceeds; provided that if the Net Cash Proceeds in respect of any Reduction Event is less than $10,000,000, no such prepayment shall be required until the Net Cash Proceeds with respect to such Reduction Event, together with the Net Cash Proceeds with respect to all other Reduction Events in respect of which no prepayment under this paragraph
(a) shall have theretofore been made, is equal to at least $10,000,000.

          (b) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section.

          (c) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment permitted by paragraph (b) is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of Loans pursuant to paragraph
(a) shall be applied to such Borrowings as the Borrower may designate (or, failing such designation, as determined by the Administrative Agent). Each partial prepayment of any Borrowing permitted by paragraph (b) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.

         SECTION 2.10. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount by which such Lender's Commitment exceeds the aggregate amount of such Lender's outstanding Loans during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (b) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

          (c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

         SECTION 2.11. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided above.

          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Commitments.

          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

         SECTION 2.12. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

          (b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

         SECTION 2.13.  Increased Costs.  (a) If any Change in Law shall:

               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

              (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

          (b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Lender's holding company, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender (or such Lender's holding company) pursuant to this Section for any increased costs or reductions incurred more than ninety days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety-day period referred to above shall be extended to include the period of retroactive effect thereof.

         SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow any Eurodollar Loan, convert any ABR Loan into a Eurodollar Loan, continue any Eurodollar Loan or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.09(c) and is revoked in accordance herewith), or
(d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

         SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. The Borrower shall not be obligated to make any payments to a Foreign Lender pursuant to Section 2.15(a) to the extent that such Indemnified Taxes or Other Taxes became payable as a consequence of such Foreign Lender having failed to comply with this Section 2.15(e).

          (f) If any Lender shall become aware that it is entitled to receive a refund or credit (such credit to include any increase in any foreign tax credit) as a result of Indemnified Taxes (including any penalties or interest with respect thereto) as to which it has been indemnified by the Borrower pursuant to this Section 2.15, it shall promptly notify the Borrower of the availability of such refund or credit and shall, within 30 days after receipt of a request by the Borrower, apply for such refund or credit at the Borrower's expense, and in the case of any application for such refund or credit by the Borrower, shall, if legally able to do so, deliver to the Borrower such certificates, forms or other documentation as may be reasonably necessary to assist the Borrower in such application. If any Lender receives a refund or credit (such credit to include any increase in any foreign tax credit) in respect to any Indemnified Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.15, it shall promptly notify the Borrower of such refund or credit and shall, within 30 days after receipt of such refund or the benefit of such credit (such benefit to include any reduction of the taxes for which any Lender would otherwise be liable due to any increase in any foreign tax credit available to such Lender), repay the amount of such refund or benefit of such credit (with respect to the credit, as determined by the Lender in its sole judgment) to the Borrower (to the extent of amounts that have been paid by the Borrower under this Section
2.15 with respect to Indemnified Taxes giving rise to such refund or credit), plus any interest received with respect thereto, net of all reasonable out-of-pocket expenses of such Lender and without interest (other than interest actually received from the relevant taxing authority or other Governmental Authority with respect to such refund or credit); provided, however, that the Borrower, upon the request of such Lender, agrees to return the amount of such refund or benefit of such credit (plus interest) to such Lender in the event such Lender is required to repay the amount of such refund or benefit of such credit to the relevant taxing authority or other Governmental Authority.

         SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 60 Wall Street, New York, New York, except that payments pursuant to Sections 2.13, 2.14, 2.15 and
9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and
(ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

         SECTION 2.17. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, or to file any certificate or document reasonably requested by the Borrower, if, in the judgment of such Lender, such designation or assignment or filing (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any

Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under
Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. A Lender shall not be required to pay any fee to the Administrative Agent in connection with such assignment and delegation (any such fee to be paid by the Borrower or the assignee).

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants to the Lenders (including, in the case of any representation and warranty made or deemed made before the consummation of the Acquisition, at the time such representation and warranty is made or deemed made and immediately after giving effect to the consummation of the Acquisition) that:

         SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

         SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. Each of this Agreement, the Acquisition Documents and the other documents executed and delivered in connection with the Transactions, has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

         SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions
(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (x) such consents, approvals, registrations or filings with respect to the Acquisition which will be obtained or made prior to the consummation of the Acquisition and will thereafter be in full force and effect, (y) such consents, approvals, registrations or filings with respect to the Acquisition which will be obtained or made after the consummation of the Acquisition and the failure to obtain or make prior to the Acquisition will not, individually or in the aggregate, have a Material Adverse Effect and (z) such other consents, approvals, registrations or filings as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under
(i) any indenture, agreement or instrument relating to the Existing Public Debt or the Medium Term Notes or (ii) any other indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, other than defaults or violations for which consents or waivers have been obtained or, solely with respect to any indenture, agreement or instrument described in clause (ii), which defaults or violations, individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect, (d) will not give rise to a right under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets to require any payment to be made by the Borrower or any of its Subsidiaries other than any payments contemplated to be made in connection with the Transactions, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

         SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the Fiscal Year ended January 2, 1999, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the Fiscal Year ended September 11, 1999, certified by its Financial Officer. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause
(ii) above.

         (b) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, stockholders equity and cash flows of the Target and its subsidiaries (i) as of and for the Fiscal Year ended January 2, 1999, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the Fiscal Year ended July 3, 1999, certified by a Financial Officer of the Borrower. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Target and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

          (c) Since June 19, 1999, there has been no Material Adverse Change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

         SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except as may be permitted pursuant to Section 6.01.

          (b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or that involve this Agreement or the Transactions as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

          (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

         SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

         SECTION 3.08. Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

         SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves as and to the extent required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than

$8,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $15,000,000 the fair market value of the assets of all such underfunded Plans.

         SECTION 3.11. Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to its knowledge to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Any forward looking statements contained therein are inherently subject to risk and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth therein or contemplated by the forward looking statements contained therein.

         SECTION 3.12. Margin Stock. Not more than 25% of the consolidated assets of the Borrower consists of "margin stock" within the meaning of such term under Regulation U of the Board of Governors of the Federal Reserve System.

         SECTION 3.13. No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

         SECTION 3.14. Subsidiaries. Schedule 3.14 sets forth all of the Subsidiaries of the Borrower at the date hereof.

         SECTION 3.15. Solvency. As of the date hereof and on the occasion of any Borrowing, the Borrower is Solvent.

         SECTION 3.16. Year 2000 Matters. Any reprogramming required to permit the proper functioning (but only to the extent that such functioning would otherwise be impaired by the occurrence of the year 2000) in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by the Borrower or any of its Subsidiaries has been substantially completed. The costs to the Borrower and its Subsidiaries that have not been incurred as of the date hereof for such reprogramming and testing and for the other reasonably foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000 could not reasonably be expected to result in a Default or Event of Default or to have a Material Adverse Effect. The computer systems of the Borrower and its Subsidiaries are and, with ordinary course of upgrading and maintenance, will continue for the term of this Agreement to be sufficient for the conduct of their business as currently conducted.

         SECTION 3.17. Acquisition Documents. As of the Acquisition Date, each of the representations and warranties made in the Acquisition Documents by each of the parties thereto is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein.

                                    ARTICLE 4
                              CONDITIONS TO FUNDING

         SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

          (a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b) (i) The Lenders shall have received true, correct and complete copies of the Acquisition Documents as in effect on the Effective Date, and (ii) the material terms of such Acquisition Documents shall be in form and substance satisfactory to the Majority Lenders.

         With respect to the condition set forth in paragraph (b)(ii) of this Section, each Lender shall be deemed to have determined that such condition has been satisfied unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date that such Lender does not consider such condition to have been satisfied.

         The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

         SECTION 4.02. First Credit Event. The obligation of each Lender to make a Loan on the occasion of the Borrowing to occur on the First Borrowing Date is subject to the satisfaction of the following conditions (or waiver thereof in accordance with Section 9.02):

          (a)   The Effective Date shall have occurred.

          (b) (i) The Merger shall have been consummated (or shall be consummated contemporaneously with the making of the Loans on the First Borrowing Date) in accordance with the Acquisition Documents on or prior to August 17, 2000, and (ii) no term or condition of any Acquisition Document shall have been amended, modified or waived except as permitted by Section 6.10 hereof.

          (c) The Administrative Agent shall have received true, correct and complete copies of the Acquisition Documents as in effect on the First Borrowing Date.

          (d) (i) All governmental, shareholder and third-party consents (including Hart-Scott-Rodino clearance) and approvals necessary or desirable in connection with the Acquisition shall have been obtained and shall be in full force and effect, except for such consents or approvals the failure of which to obtain will not, individually or in the aggregate, have a Material Adverse Effect, (ii) all applicable waiting periods shall have expired without any action being taken by any competent authority that could restrain, prevent or impose any materially adverse conditions on the Acquisition or that could seek or threaten to restrain, prevent or impose any materially adverse conditions on any of the foregoing, and (iii) no law or regulation shall be applicable which in the judgment of the Lenders could have any such effect.

          (e) There shall be no actions, suits or proceedings by or before any arbitrator or governmental authority pending against or to the knowledge of the Borrower threatened against or affecting the Borrower or any of its Subsidiaries or the Target or any of its subsidiaries or that involve the credit facility contemplated by this Agreement or the refinancing thereof or this Agreement as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect or that challenge the Acquisition.

          (f) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the First Borrowing Date) of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel for the Borrower, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Majority Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

          (g) The Administrative Agent shall have received a certificate, dated the First Borrowing Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (b), (d) and (e) of this Section and paragraphs (a) and (b) of Section 4.03.

          (h) The Lenders and the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the First Borrowing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

          (i) The Administrative Agent shall have received such other legal opinions, documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

         With respect to any condition set forth in paragraph (d)(iii) of this Section, each Lender shall be deemed to have determined that such condition has been satisfied unless the Administrative Agent shall have received notice from such Lender prior to the First Borrowing Date that such Lender does not consider such condition to have been satisfied.

         The obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on August 17, 2000 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

         SECTION 4.03. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including without limitation on the First Borrowing Date) is subject to the satisfaction of the following conditions (or waiver thereof in accordance with Section 9.02):

          (a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing, including, without limitation, the representations and warranties set forth in Sections 3.04 and 3.06, except to the extent such representations and warranties expressly relate to an earlier date.

          (b) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

         Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

                                    ARTICLE 5
                              AFFIRMATIVE COVENANTS

         Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

         SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

          (a) within 105 days after the end of each Fiscal Year, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures as of the end of and for the previous Fiscal Year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

          (b) within 60 days after the end of each of the first three fiscal quarters of each Fiscal Year, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its

Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower
(i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations of the financial covenants set forth in Sections 6.02, 6.07 and 6.08 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

          (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

          (e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed (excluding exhibits) by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

         (f) within 5 Business Days of receipt of any Major Casualty Proceeds that would constitute a Reduction Event but for the delivery of a certificate pursuant to this subsection, a certificate of the Borrower setting forth the amount of such Major Casualty Proceeds, the transaction giving rise to them and setting forth the amount of such Major Casualty Proceeds that will be expended by the Borrower and its Subsidiaries for the restoration or replacement of related assets within 180 days of receipt thereof and a reasonably detailed plan of such restoration or replacement; and

         (g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

         SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

          (a)   the occurrence of any Default;

          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $20,000,000 subsequent to the date hereof; and

          (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

         Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

         SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Borrower and its Subsidiaries taken as a whole except to that extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

         SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

         SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in adequate working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

         SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

         SECTION 5.07. Compliance with Laws and Material Contractual Obligations. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all material Contractual Obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not be construed to prevent the Borrower or any such Subsidiary from contesting any of the same by appropriate proceedings.

         SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only (i) to finance the Acquisition (including the payment of related transaction fees and expenses), (ii) to refinance existing Indebtedness of the Target and (iii) for general corporate purposes of the Borrower and its Subsidiaries, including as credit support for the Borrower's commercial paper programs. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

         SECTION 5.09. Change in Ratings. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of any change in ratings established or deemed to have been established by Moody's and S&P for any of its indebtedness for borrowed money, including, without limitation, the Index Debt or its senior, unsecured, short-term indebtedness for borrowed money (including, without limitation, commercial paper).

         SECTION 5.10. Copies of Other Bank Agreements. Promptly upon entering into the 5-Year Agreement, the Borrower will deliver to each Lender

(other than a Lender who is a party to such 5-Year Agreement) a true, correct and complete copy thereof.

                                    ARTICLE 6
                               NEGATIVE COVENANTS

         Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

         SECTION 6.01. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (a)   Permitted Encumbrances;

          (b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth on Schedule 6.01 or resulting from operating leases existing on the date hereof being reclassified as capital leases in accordance with GAAP; provided that (i) such Lien shall not apply to any other property or asset (other than accessions, modifications and proceeds thereof) of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary on or after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets (other than accessions, modifications and proceeds thereof) of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Liens shall not apply to any other property or assets (other than accessions, modifications and proceeds thereof) of the Borrower or any Subsidiary; and

          (e) Liens not otherwise permitted pursuant to this Section 6.01 securing Indebtedness of the Borrower or any Subsidiary (not otherwise prohibited hereunder) in an aggregate principal amount at no time exceeding (i) $30,000,000 minus (ii) the aggregate principal amount of Indebtedness of Subsidiaries permitted solely by clause (e) of Section 6.02 outstanding at such time.

         SECTION 6.02. Indebtedness of Subsidiaries. The Borrower will not permit any Subsidiary to create, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except to the extent otherwise permitted hereunder:

          (a) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted under Section 6.01(b);

          (b) (i) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted under Section 6.01(c) in an aggregate principal amount not to exceed $140,000,000, (ii) Indebtedness (other than Indebtedness permitted by clause (i)) consisting of Capital Lease Obligations and (iii) on and after the date on which Bel-Thai Supermarket Company Ltd. ("Bel- Thai") becomes a Subsidiary, Indebtedness of Bel-Thai in an aggregate principal amount not exceeding $60,000,000;

          (c) Indebtedness of any Subsidiary owed to the Borrower or any other Subsidiary;

          (d) Indebtedness of the Target and its subsidiaries outstanding on the Acquisition Date and not incurred in contemplation of the Acquisition; and

          (e) additional Indebtedness of the Subsidiaries in an aggregate principal amount (for all Subsidiaries) at no time exceeding (i) $30,000,000 minus (ii) the aggregate principal amount of Indebtedness secured by Liens permitted solely by clause (e) of Section 6.01 outstanding at such time;

 provided that at any date the aggregate amount of Capital Lease Obligations of all Subsidiaries (other than any such Capital Lease Obligations incurred in reliance on clause (i) of subsection (b)) and the aggregate amount of Capital Lease Obligations of the Borrower will not exceed $1,000,000,000.

         SECTION 6.03. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) the Borrower may merge into any other Person in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (iii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iv) any Subsidiary may merge into any other Person in a transaction in which the surviving entity is a Subsidiary or in a transaction permitted by Section 6.09 and in which the surviving Person is not a Subsidiary,
(v) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary or in a transaction not constituting all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole and which is permitted by Section 6.08, (vi) Acquisition Sub may consummate the Merger, (vii) subject to Section 10.01, the Borrower and its Subsidiaries may consummate the Reorganization and (viii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

          (b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries and Hannaford and its subsidiaries on the date of execution of this Agreement and businesses reasonably related or incidental thereto.

         SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions; Hedging Agreements. (a) The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

               (i) Cash Equivalents;

               (ii) extensions of trade credit in the ordinary course of business;

               (iii) investments arising from the settlement of debts or as a result of bankruptcy or insolvency proceedings or as a result of enforcement proceedings;

               (iv) investments of the Borrower and the Subsidiaries existing on the date hereof;

               (v) investments by the Borrower existing on the date hereof in the capital stock of its Subsidiaries;

               (vi) loans, advances and other investments made by the Borrower to or in any Subsidiary and made by any Subsidiary to or in the Borrower or any other Subsidiary;

               (vii) Guarantees to the extent that the resulting Debt would be permitted by Section 6.08 and, if applicable, Section 6.02;

               (viii) the acquisition of the capital stock of the Target pursuant to the Acquisition Documents;

               (ix) investments of the Target and its subsidiaries (i) existing on the date hereof or (ii) made after the date hereof and prior to the Acquisition Date, so long as such investments are permitted to be made by the terms of the Merger Agreement; and

               (x) investments not otherwise permitted pursuant to this Section
          6.04 in an aggregate amount not to exceed $20,000,000 at any time outstanding.

          (b) The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than (i) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, (ii) any Hedging Agreements to hedge interest rate risk with respect to the loans outstanding hereunder and (iii) Hedging Agreements constituting "treasury-locks" or similar hedging arrangements entered into by the Borrower in anticipation of an issuance of Debt by the Borrower pursuant to a capital markets transaction.

         SECTION 6.05. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties and (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate.

         SECTION 6.06.  Reserved.

         SECTION 6.07. Fixed Charges Coverage. At the end of each Fiscal Quarter set forth below, the ratio of (i) Consolidated EBITDAR for the period of four Fiscal Quarters then ended to (ii) Consolidated Fixed Charges for such period, shall not have been less than the ratio set forth below opposite such Fiscal Quarter (subject to the proviso set forth below):


         Fiscal Quarter                                                 Ratio
--------------------------------------------------------------------------------
First Fiscal Quarter ended on or immediately after the                  2.25:1
Effective Date - Third Fiscal Quarter 2001
Fourth Fiscal Quarter 2001 - Third Fiscal Quarter 2002                  2.50:1
Fourth Fiscal Quarter 2002 - Third Fiscal Quarter 2003                  2.75:1
Fourth Fiscal Quarter 2003 and thereafter                               3.00:1

; provided that at the end of any Fiscal Quarter ended prior to the Acquisition Date, such ratio shall not have been less than 3:00:1.

         SECTION 6.08. Ratio of Consolidated Adjusted Debt to Consolidated EBITDAR. At no date will the ratio of (i) Consolidated Adjusted Debt at such date to (ii) Consolidated EBITDAR for the period of four consecutive Fiscal Quarters ended on or most recently prior to such date exceed the ratio set forth below opposite the period in which such date falls (subject to the proviso set forth below):

         Period                                                         Ratio
--------------------------------------------------------------------------------
Effective Date - day immediately preceding last day of                  4.50:1
Fourth Fiscal Quarter 2001
Last day of Fourth Fiscal Quarter 2001- day immediately                 4.00:1
preceding last day of Fourth Fiscal Quarter 2002
Last day of Fourth Fiscal Quarter 2002 - day immediately                3.75:1
preceding last day of Fourth Fiscal Quarter 2003
Last day of Fourth Fiscal Quarter 2003 and thereafter                   3.50:1

; provided that at any date prior to the Acquisition Date, such ratio will not exceed 3:00:1.

         SECTION 6.09. Limitation on Sales of Assets. The Borrower will not, nor will it permit any Subsidiary to, convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets, whether now owned or hereafter acquired, or discontinue or eliminate any business line or segment, except:

         (a) the sale or other disposition of obsolete, surplus or worn out property in the ordinary course of business;

         (b) the sale of inventory in the ordinary course of business;

         (c) as permitted by Section 6.03(a);

         (d) (i) sales of assets in a single transaction or in a series of related transactions the aggregate book value of which is not greater than $25,000,000 in any one such transaction or series of related transactions and
(ii) sales of assets the consummation of which is an express condition (either precedent or subsequent) to the approval by the Federal Trade Commission of the Acquisition; provided that the book value of the assets disposed of in assets sales consummated in reliance on this clause (ii) does not exceed $258,000,000 and provided, further that if, within 180 days of any such assets sales, the Borrower or any Subsidiary acquires similar assets having a use similar to and a fair market value at least equal to the assets sold, then the value of the assets sold shall not be included in calculating future assets sales permitted under this Section 6.09;

         (e) dispositions and discontinuances of a business line or segment not otherwise permitted pursuant to this Section 6.09, provided that the aggregate assets to be so disposed of or the aggregate assets utilized in a business line or segment to be so discontinued (in a single transaction or in a series of related transactions), when combined with all other assets disposed of (including, without limitation, pursuant to a sale and leaseback transaction) and all other assets utilized in all other business lines or segments discontinued, during the period from the date of this Agreement through and including the date of any such disposition or discontinuation would not exceed 5% of Consolidated Total Assets as determined by reference to the Borrower's most recently audited financial statements provided to the Administrative Agent and the Lenders pursuant to Section 5.01(a) and provided, further that if, within 180 days of the sale of any assets, the Borrower or any Subsidiary acquires similar assets having a use similar to and a fair market value at least equal to the assets so sold, then the value of the assets sold shall not be included in calculating future assets permitted to be sold under this Section 6.09; and

         (f) conveyances, sales, leases, assignments, transfers or other dispositions of assets from the Borrower to a wholly owned Subsidiary (including without limitation pursuant to the Reorganization), from a Subsidiary to the Borrower or from a Subsidiary to a wholly owned Subsidiary.

         SECTION 6.10. Modifications to Acquisition Documents. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any amendment, modification or waiver of any material term or condition of any Acquisition Document without the prior written consent of the Majority Lenders.

         SECTION 6.11. Restrictions Affecting Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, enter into, be bound by or suffer to exist any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Debt or Indebtedness owed to the Borrower or any Subsidiary, (b) make loans or advances to the Borrower or any Subsidiary, (c) transfer any of its properties or assets to the Borrower or any Subsidiary, (d) create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, (e) Guarantee any Debt or Indebtedness of the Borrower or another Subsidiary or (f) suffer to exist any Lien on capital stock or other equity interests issued by it; except for any such encumbrance or restriction existing under or by reason of (i) any agreement in effect on the Effective Date as any such agreement is in effect on such date, (ii) this Agreement, (iii) any agreement with respect to Indebtedness of any Subsidiary permitted to be incurred under Section 6.02(b) or secured by a Lien permitted to be incurred under Section 6.01(d) and provided such encumbrance or restriction shall not apply to any assets of the Borrower or its Subsidiaries other than the assets of such Subsidiary subject to such Lien, (iv) any agreement binding upon such Subsidiary prior to the date on which such Subsidiary was acquired by the Borrower and outstanding on such date and provided such encumbrance or restriction shall not apply to any assets of the

Borrower or its Subsidiaries other than such Subsidiary, (v) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Subsidiary, (vi) applicable law, (vii) licenses or other agreements, including with respect to property, in the ordinary course of business consistent with prior practice and (viii) any agreement binding upon such Subsidiary so long as such encumbrance or restriction is no more restrictive than those contained in this Agreement.

                                    ARTICLE 7
                                EVENTS OF DEFAULT

         SECTION 7.01.  Events of Default.

         If any of the following events ("Events of Default") shall occur:

         (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

         (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

         (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof, or in any report, certificate, financial statement or other document delivered pursuant to this Agreement or any amendment or modification hereof, shall prove to have been incorrect in any material way when made or deemed made;

         (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower's existence) or 5.08 or in Article 6;

         (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

         (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

         (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

         (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or their respective debts, or of a substantial part of their respective assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

         (i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against either of them in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

         (j) the Borrower or any Subsidiary shall become unable, or admit in writing or fail generally, to pay their respective debts as they become due;

         (k) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for




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a period of 30 consecutive days during which execution shall not be effectively stayed, bonded or vacated, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

         (l) an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

         (m) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Majority Lenders shall, by notice to the Borrower, take either of the following actions: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, or (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate or the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                                    ARTICLE 8
                            THE ADMINISTRATIVE AGENT

         SECTION 8.01. The Administrative Agent. Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

         The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in




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any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

         The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Majority Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

         The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

         The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the




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



Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

         Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right (so long as no Default has occurred and is continuing with consent of the Borrower which consent shall not be unreasonably withheld) to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

         Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.




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



                                    ARTICLE 9
                                  MISCELLANEOUS

         SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

         (a) if to the Borrower, to it at 2110 Executive Drive, Salisbury, North Carolina 28145-1330, Attention of Richard James, Treasurer/Director of Finance (Telecopy No. 704-636-5024);

         (b) if to the Administrative Agent, J.P. Morgan Services Inc., 500 Stanton Christiana Road, Newark, Delaware 19713, Attention of Jeannie Mattson, Associate (Telecopy No. 302-634-1092); and

         (c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

         Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

         SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.




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



         (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, or (v) change any of the provisions of this Section or the definition of "Majority Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

         SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof including, without limitation, actions in connection with this Agreement or the Loans, arising, occurring or continuing subsequent to the Maturity Date (other than any such expenses directly related to a court enforcement action in which the Borrower prevails on the merits in a final and nonappealable judgment).

         (b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person




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



being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

         (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

         (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

         (e) All amounts due under this Section shall be payable promptly after written demand therefor.

         SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder




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



without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article 7 has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.





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



      (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

       (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

         (e) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

     (f) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to




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



receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

         (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement or any promissory note issued pursuant hereto to such Lender to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

         SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

         SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in
Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

         SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

         SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

         SECTION 9.09. Governing Law; Jurisdiction; Consent of Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

         (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise




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have to bring any action or proceeding relating to this Agreement against the
Borrower or its properties in the courts of any jurisdiction.

         (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

         (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

         SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

         SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by




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any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower, its Subsidiaries or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

         SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

                                   ARTICLE 10
                    PROVISIONS RELATING TO THE REORGANIZATION

         SECTION 10.01. Consent to Reorganization. Notwithstanding anything to the contrary contained herein, the Borrower may effect the Reorganization or any portion thereof so long as no Default shall have occurred and be continuing or would occur after giving effect to the Reorganization or such portion thereof. Promptly upon completion of the Reorganization, the Borrower shall give the Administrative Agent notice thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                    DELHAIZE AMERICA, INC.


                                By: /s/ Richard James
                                   -------------------------------
                                    Title: Treasurer



                                    MORGAN GUARANTY TRUST COMPANY
                                      OF NEW YORK,
                                      individually and as
                                      Administrative Agent


                                By: /s/ Kathryn Sayko-Yanes
                                   -------------------------------
                                    Title: Vice President

                                    BANK OF AMERICA, N.A.



                                    By: /s/ Timothy H. Spanos
                                      -----------------------------
                                       Title: Managing Director



                                    CITIBANK, N.A.

                                    By: /s/ Marc Merlino
                                      -----------------------------
                                        Title: Vice President



                                    WACHOVIA BANK, N.A.

                                    By: /s/ Christopher L. Fincher
                                      -----------------------------
                                        Title: Senior Vice President



                                    THE BANK OF NEW YORK

                                    By: /s/ Michael V. Flannery
                                      -----------------------------
                                       Title: Vice President



                                    BANK ONE, NA

                                    By: /s/ Catherine A. Muszynski
                                      -----------------------------
                                       Title: Vice President

                                    BBL INTERNATIONAL (U.K.) LIMITED

                                    By: /s/ C.F. Wright/G.R.M. Walker
                                      ------------------------------
                                        Title: Authorised Signatories



                                    CREDIT AGRICOLE INDOSUEZ

                                    By: /s/ Craig Welch
                                      -----------------------------
                                       Title: First Vice President


                                    By: /s/ Rene LeBlanc
                                      -----------------------------
                                       Title: Vice President



                                    DEUTSCHE BANK AG NEW YORK AND/OR

                                       CAYMAN ISLANDS BRANCH

                                    By: /s/ Stefan Hafke
                                      -----------------------------
                                        Title: Vice President


                                    By: /s/ Barbara Anne Hoeltz
                                      -----------------------------
                                       Title: Vice President



                                    FIRST UNION NATIONAL BANK

                                    By:  /s/ Mary J. Amatore
                                      -----------------------------
                                        Title: Vice President

                                    FORTIS (USA) FINANCE LLC

                                    By: /s/ Eddie Matthews
                                      -----------------------------
                                        Title: Senior Vice President

                                    By: /s/ Robert Fakhoury
                                      -----------------------------
                                        Title: Treasurer



                                    THE INDUSTRIAL BANK OF JAPAN, LIMITED

                                    By: /s/ Minami Miura
                                      -----------------------------
                                        Title: Vice President



                                    COOPERATIEVE CENTRALE RAIFFEISEN-
                                           BOERENLEENBANK B.A., "RABOBANK
                                           INTERNATIONAL", NEW YORK BRANCH

                                    By: /s/ Polly Coe/Karen Boyer
                                      -----------------------------
                                        Title: Senior Vice President/
                                                    Vice President



                                    SUNTRUST BANK, ATLANTA

                                    By: /s/ Jennifer P. Harrelson
                                      -----------------------------
                                       Title: Managing Director



                                   COBANK, ACB

                                    By: /s/ Brian J. Klatt
                                      -----------------------------
                                       Title: Vice President/
                                             Relationship Manager

                                    THE DAI-ICHI KANGYO BANK, LTD.

                                    By: /s/ Nicholas A. Fiore
                                      -----------------------------
                                       Title: Assistant Vice President



                                    THE FUJI BANK, LIMITED

                                    By: /s/ Raymond Ventura
                                      -----------------------------
                                        Title: Vice President & Manager



                                    BANQUE NATIONALE DE PARIS, HOUSTON
                                            AGENCY

                                    By: /s/ Henry F. Setina
                                      -----------------------------
                                        Title: Vice President



                                    BRANCH BANKING & TRUST COMPANY

                                    By: /s/ Cory Boyte
                                      -----------------------------
                                       Title: Vice President



                                    CIBC INC.

                                    By: /s/ Dominic Sorresso
                                      -----------------------------
                                        Title: Executive Director

                                    CREDIT COMMERCIAL DE FRANCE S.A.

                                    By: /s/ Bernard de Bellefroid/Chantal Peters
                                      ------------------------------------------
                                       Title: Directeur General/Directeur



                                    FLEET NATIONAL BANK

                                    By: /s/ Thomas J. Bullard
                                      ------------------------------------------
                                        Title: Vice President



                                     PARIBAS

                                    By: /s/ Andre Boulanger/Dimitri Stroobants
                                      ------------------------------------------
                                        Title: Branch Manager/Structured Finance



                                    BANK OF TOKYO-MITSUBISHI TRUST
                                           COMPANY

                                    By: /s/ Mark O'Connor
                                      ------------------------------------------
                                        Title: Vice President



                                    UNION BANK OF CALIFORNIA, N.A.

                                    By: /s/ J. William Bloore
                                      ------------------------------------------
                                           Title: Vice President

                                  Schedule 2.01

                               Commitment Schedule


Bank                                                            Commitment
---------------------------------------------------------     ------------
Morgan Guaranty Trust Company of New York                     $185,000,000
Bank of America, N.A.                                         $155,000,000
Citibank, N.A.                                                $155,000,000
Wachovia Bank, N.A.                                           $155,000,000
The Bank of New York                                          $150,000,000
Bank One, NA                                                  $150,000,000
BBL International (U.K.) Limited                              $150,000,000
Credit Agricole Indosuez                                      $150,000,000
Deutsche Bank AG New York and/or Cayman Islands               $150,000,000
Branch
First Union National Bank                                     $150,000,000
Fortis (USA) Finance LLC                                      $150,000,000
The Industrial Bank of Japan, Limited                         $150,000,000
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.,         $150,000,000
"Rabobank International", New York Branch
SunTrust Bank, Atlanta                                        $150,000,000
CoBank, ACB                                                   $ 50,000,000
The Dai-Ichi Kangyo Bank, Ltd.                                $ 50,000,000
The Fuji Bank, Limited                                        $ 50,000,000
Banque Nationale de Paris, Houston Agency                     $ 25,000,000
Branch Banking & Trust Company                                $ 25,000,000
CIBC Inc.                                                     $ 25,000,000
Credit Commercial de France S.A.                              $ 25,000,000
Fleet National Bank                                           $ 25,000,000

Paribas                                                        $25,000,000
Bank of Tokyo-Mitsubishi Trust Company                         $25,000,000
Union Bank of California, N.A.                                 $25,000,000
Total:                                                      $2,500,000,000

                                  Schedule 3.06

                                Disclosed Matters

Incorporated by reference are the relevant portions of the following documents for the Borrower and as of the Acquisition Date, the Target:

Delhaize America, Inc.

1. Annual Report on Form 10-K for the fiscal year ended January 2, 1999 filed April 1, 1999, as amended by Amendment No. 1 to Annual Report on Form 10-K/A filed August 17, 1999.

2. Quarterly Report on Form 10-Q for the quarter ended September 11, 1999 filed October 26, 1999.

3. Quarterly Report on Form 10-Q for the quarter ended June 19, 1999 filed July 30, 1999, as amended by Amendment No. 1 to Quarterly Report on Form 10-Q/A filed August 17, 1999.

4. Quarterly Report on Form 10-Q for the quarter ended March 27, 1999 filed
         May 5, 1999, as amended by Amendment No. 1 to Quarterly Report on Form 10-Q/A filed August 17, 1999.

5.       Current Report on Form 8-K filed September 17, 1999

6.       Current Report on Form 8-K filed August 19, 1999.

7. Registration Statement on Form 8-A filed September 2, 1999, as amended by Amendment No. 1 to Registration Statement on Form 8-A/A filed September 3, 1999.

Hannaford Bros. Co.

1. Annual Report on Form 10-K for the fiscal year ended January 2, 1999 filed March 11, 1999.

2. Quarterly Report on Form 10-Q for the quarter ended October 2, 1999 filed November 9, 1999.

3. Quarterly Report on Form 10-Q for the quarter ended July 3, 1999 filed August 11, 1999.

4. Quarterly Report on Form 10-Q for the quarter ended April 3, 1999 filed May 14, 1999.

5.       Current Report on Form 8-K filed September 1, 1999.

6.       Current Report on Form 8-K filed August 19, 1999.

7.       Current Report on Form 8-K filed June 21, 1999.

8.       Current Report on Form 8-K filed June 17, 1999.

                                  Schedule 3.14

                            Subsidiaries of Borrower

FLI Holding Corp., a Delaware corporation ("FLI"), and a wholly-owned subsidiary of the Borrower.

Risk Management Services, Inc., a North Carolina corporation, and a wholly-owned subsidiary of the Borrower.

FL Acquisition Sub., Inc., a Maine corporation, and a wholly-owned subsidiary of the Borrower.

Kash n' Karry Food Stores, Inc., a Delaware corporation, and a wholly-owned subsidiary of FLI.1/
                  -

FL Food Lion, Inc., a Florida corporation, and a wholly-owned subsidiary of FLI.

Barnwell, Inc., a Delaware corporation, and a wholly-owned subsidiary of FLI.

--------
1/ KNK 702 Delaware Business Trust, KNK 886 Delaware Business Trust, KNK 891 Delaware Business Trust, all Delaware business trusts, are wholly-owned by Kash n' Karry Food Stores, Inc.

                                  Schedule 6.01

                                 Existing Liens

Liens representing the interest of the lessor under Capitalized Leases in existence on the date of this Agreement have an aggregate outstanding principal amount not exceeding $510,000,000.

                                                                 EXHIBIT A

                                     FORM OF
                            ASSIGNMENT AND ACCEPTANCE


                  Reference is made to the Credit Agreement, dated as of January 26, 2000 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among DELHAIZE AMERICA, INC., the Lenders party therein, and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Administrative Agent (in such capacity, the "Administrative Agent"). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

                  The Assignor identified on Schedule l hereto (the "Assignor") and the Assignee identified on Schedule l hereto (the "Assignee") agree as follows:

                  i. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the "Assigned Interest") in and to the Assignor's rights and obligations under the Credit Agreement, in a principal amount as set forth on Schedule 1 hereto.

                  ii. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other instrument or document furnished pursuant thereto or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any promissory notes held by it evidencing the Assigned Interest and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached promissory notes for a new promissory note or promissory notes payable to the Assignee and (ii) if the Assignor has retained any interest under the Credit Agreement, requests that the Administrative Agent exchange the attached promissory notes for a new promissory note or promissory notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

                  iii. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 3.04 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.15(e) of the Credit Agreement.

                  iv. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the "Effective Date"). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

                  v. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

                  vi. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

                  vii. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

                  IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Acceptance


Name of Assignor:________________________________

Name of Assignee:________________________________

Effective Date of Assignment:____________________



    Principal
---------------------------    ------------------------------------------------

       $________                                   __._____________%





[Name of Assignee]                       [Name of Assignor]



By:___________________________           By:___________________________
Title:                                   Title:


Accepted:                                Consented To:

MORGAN GUARANTY TRUST                    DELHAIZE AMERICA, INC.,
COMPANY OF NEW YORK,                      Borrower
 as Administrative Agent


By:___________________________           By:___________________________
Title:                                   Title:


--------
2/ Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

                                                                       EXHIBIT B

                     FORM OF OPINION OF COUNSEL OF BORROWER

                                 March ___, 2000


Morgan Guaranty Trust Company of New York
as Administrative Agent
60 Wall Street
New York, NY  10260

Each of the Lenders named on Annex A

Dear Sirs:

         We have acted as counsel for Delhaize America, Inc., a North Carolina corporation (the "Borrower"), in connection with the Credit Agreement, dated as of January 26, 2000 (the "Credit Agreement"), among the Borrower, the Lenders party thereto (the "Lenders") and Morgan Guaranty Trust Company of New York ("MGT"), as Administrative Agent.

         The opinions expressed here are furnished to you pursuant to Subsection 4.02(f) of the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given in the Credit Agreement.

         In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Credit Agreement, the certificate referred to in Subsection 4.02(g) of the Credit Agreement, and such corporate documents and records of the Borrower as we have deemed necessary or appropriate. As to questions of fact relevant to this opinion, we have, without independent investigation, relied upon representations made to us by the Borrower including the representations contained in the Loan Documents, and in various certificates delivered by the Borrower, including, but not limited to, certificates presented to the Lenders and the Administrative Agent, and certain representations of public officials, all of which we assume to be true. In our examination, we have assumed (i) the genuineness of all signatures of all parties other than signatures of the Borrower, (ii) the authenticity of all corporate records, agreements, documents, instruments and certificates submitted to us as originals, the conformity to original agreements, documents and instruments of all agreements and instruments submitted to us as conformed, certified or photostatic copies thereof and the authenticity of the originals of such conformed, certified or photostatic copies; (iii) the due authorization, execution and delivery of all agreements, documents and instruments by all parties other than the Borrower; and (iv) the legal right and power of all such parties other than the Borrower under all applicable laws and regulations to enter into, execute and deliver such agreements, documents and instruments. We have further assumed that the Lenders and the Administrative Agent have the




                                     B-1 - 1
requisite power and authority to enter into the Loan Documents and to consummate the transactions contemplated thereby and the absence of any requirement of consent, approval or authorization by any Person or by any governmental body, agency or official with respect to the Lenders and the Administrative Agent and that the Loan Documents are legal, valid and binding obligations of the Lenders and the Administrative Agent enforceable against such Persons in accordance with their respective terms.

         This law firm is a registered limited liability partnership organized under the laws of the State of Texas. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the United States of America and The North Carolina Business Corporation Act. As to matters governed by the laws of the State of North Carolina, we are relying upon an opinion of Linn Evans, Esq. of even date herewith, a copy of which is attached hereto. The opinions expressed in paragraph 1(b) below are based solely upon our review of certain certificates of public officials of various jurisdictions and are not based upon any examination of the laws of any such jurisdiction.

         Upon the basis of the foregoing, we are of the opinion that:

         1. The Borrower (a) is duly incorporated, validly existing and in good standing under the laws of North Carolina and has all requisite power and authority, to carry on its business as now conducted and (b) is qualified to do business in, and is in good standing in, each jurisdiction listed on Schedule I attached hereto.

         2. The Transactions to be effected on the date hereof are each within the Borrower's corporate powers and have each been duly authorized by all necessary corporate and, if required, stockholder action. The Credit Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower.

         3. To our knowledge, the Transactions to be effected on the date hereof
(a) will not require any consent or approval of, registration or filing with, or any other action by, any Federal, New York or North Carolina Governmental Authority, except for consents, approvals, registrations, filings or other actions as have been obtained, made or waived and are in full force and effect or which are not required to have been effected prior to the date hereof, (b) will not violate any applicable Federal, New York or North Carolina corporate law or regulations or the charter, bylaws or other organizational documents of the Borrower or any order of any Federal or New York Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets other than defaults or violations for which consents or waivers have been obtained or which defaults or violations, individually or in the aggregate, could not have a Material Adverse Effect, or (d) will not give rise under any indenture, agreement or other instrument binding upon the Borrower to any requirement for any payments be made by the Borrower, or (e) will not result in the creation or imposition of any Lien on any asset of the Borrower.




                                     B-1 - 2

         4. To our knowledge, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or threatened against the Borrower (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve the Credit Agreement or the Transactions to be effected on the date hereof.

         5. The Borrower is not (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

         The foregoing opinions are subject to the exceptions, limitations and qualifications contained herein, including the following:

         A. The enforceability of the Loan Documents may be (a) limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or transfer and other similar laws affecting creditors' rights, (b) subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law), commercial reasonableness and good faith, and (c) limited by the power of courts to award damages in lieu of equitable remedies. In addition, the right to indemnification contained in the Loan Documents may be limited by Federal or New York state laws or the policies of such laws.

         B. We express no opinions as to enforceability of any provisions (i) purporting to vest jurisdiction on any property of the Borrower in the Supreme Court of the State of New York sitting in New York County or the United States District Court of the Southern District of New York to the extent that such property is not situated in New York, New York, (ii) purporting to waive or restrict access to legal or equitable remedies (including venue, forum non conveniens or the right to assert a setoff) or the right to collect damages (including special, indirect, consequential or punitive damages), (iii) prohibiting oral amendments or waivers of provisions of the Loan Documents; (iv) establishing evidentiary standards or (v) permitting a Lender to set off against any debtor's accounts any amounts belonging to a third party or otherwise held in a fiduciary capacity.

         C. When used in this opinion, the phrase "to our knowledge" means known to attorneys in our firm who have rendered services to the Borrower in connection with the Transactions.

         This opinion is as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Borrower or any other Person or any other circumstance. This opinion is delivered to you in connection with the transactions referenced above and may be relied upon only by you and any permitted assignee of an assigning Lender or Participant under the Credit Agreement in connection with such transaction and may not be




                                     B-1 - 3
relied upon in any manner or for any purpose by any other person without our prior written consent.

                                                  Very truly yours,




                                     B-1 - 4

                                           SCHEDULE I

Delaware Certificate of the Secretary of State of the State of Delaware dated ____________ ___, 2000

Florida Certificate of the Secretary of State of the State of Florida dated ____________ ___, 2000

Georgia Certificate of Existence of the Secretary of State of the State of Georgia dated ____________ ___, 2000

Kentucky Certificate of Authorization of the Secretary of State of the Commonwealth of Kentucky dated ____________ ___, 2000

Maryland Certificate of the State Department of Assessments and Taxation of the State of North Carolina dated ____________ ___, 2000

North Carolina         Articles of Incorporation of Food Lion, Inc.,
                       certified by the Secretary of State of the State of North Carolina dated ____________ ___, 2000

                       Certificate of Existence of the Secretary of State of the State of North Carolina dated ____________ ___, 2000

Pennsylvania           Certificate of the Secretary of the Department of
                       State of the Commonwealth of Pennsylvania dated
                       ____________ ___, 2000

South Carolina         Certificate of Authorization of the Secretary of the
                       State of South Carolina dated  ____________ ___, 2000

Tennessee              Certificate of Authorization of the Secretary of
                       State of the State of Tennessee dated  ____________
                       ___, 2000

Virginia Certificate of Authority of the State Corporate Commission of the Commonwealth of Virginia dated ____________ ___, 2000

West Virginia          Certificate of Authority of the Secretary of the State
                       of West Virginia dated ____________ ___, 2000

                       Certificate of Good Standing of the Secretary of State of the State of West Virginia dated
                       ____________ ___, 2000





                                     B-1 - 5

                                     ANNEX A

LENDER
------

Morgan Guaranty Trust Company of New York
Bank of America, N.A.
Citibank, N.A.
Wachovia Bank, N.A.
The Bank of New York
Bank One, NA
BBL International (U.K.) Limited
Credit Agricole Indosuez
Deutsche Bank AG New York and/or Cayman Islands Branch
First Union National Bank
Fortis (USA) Finance LLC
The Industrial Bank of Japan, Limited
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank
International",
   New York Branch
SunTrust Bank, Atlanta
CoBank, ACB
The Dai-Ichi Kangyo Bank, Ltd.
The Fuji Bank, Limited
Banque Nationale de Paris, Houston Agency
Branch Banking & Trust Company
CIBC Inc.
Credit Commercial de France S.A.
Fleet National Bank
Paribas
Bank of Tokyo-Mitsubishi Trust Company
Union Bank of California, N.A.



                                     B-1 - 6